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                                                                     Exhibit 5.1


                                                July 23, 1998


Medical Resources, Inc.
155 State Street
Hackensack, New Jersey 07601

Gentlemen:

     You have requested my opinion as counsel for Medical Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the public offering by certain selling stockholders (the "Selling Stockholders") of up to 16,127,332 shares of the Company's common stock (the "Shares").

     I have examined the Company's Amendment No. 4 to Form S-3 on Form S-1 Registration Statement in the form to be filed with the Securities and Exchange Commission on or about July 23, 1998 (the "Registration Statement"). I further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the By-laws, the minute books and other agreements of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, I am of the opinion that the shares that are currently outstanding have been validly issued and are fully paid and non-assessable, and other shares to be issued as contemplated in the Prospectus forming a part of the Registration Statement will be, upon issuance by the Company in the manner described in the Registration Statement, the Shares will be upon issuance validly issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ Christopher J. Joyce, Esq.
                                        -------------------------------------
                                        Senior Vice President - Legal Affairs
                                        and Administrator